Exhibit 99.2



                                                     FOR IMMEDIATE RELEASE
                                                     Contact: Investor Relations
                                                     Telephone: 712.732.4117

                         FIRST MIDWEST ANNOUNCES SALE OF
                      MANSON, IOWA BRANCH OFFICE COMPLETED

(Storm Lake, Iowa - January 9, 2004) First Midwest Financial, Inc. is pleased to announce that Manson State Bank acquired the branch office of First Federal Savings Bank of the Midwest located at Eleventh and Main in Manson, Iowa. First Midwest received a 7.25 percent premium on the approximately $16,100,000 in deposits held by the Manson office. Manson State Bank also purchased loans of $733,000 at par and the office building in Manson at approximately net book value. First Midwest closed this office and the Manson State Bank will service all acquired deposit and loan accounts from their existing location in Manson.

At September 30, 2003, First Midwest Financial, Inc. had assets of $772 million and shareholders' equity of $43 million. The company's stock is traded on the Nasdaq National Market under the symbol "CASH."